SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 3, 2005
INDUSTRIAL DISTRIBUTION GROUP, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-13195	58-2299339

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
950 East Paces Ferry Road
Suite 1575
Atlanta, GA 30326

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (404) 949-2100
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective November 3, 2005, the board of directors of Industrial Distribution Group, Inc. (the “Company”) appointed Charles A. Lingenfelter, 55, as President and Chief Executive Officer of the Company, to replace Andrew B. Shearer who resigned from those positions effective on that date. Mr. Lingenfelter’s appointment represented a promotion of him from the previous executive position he has held within the Company for several years as President of the Company’s Southern region. The definitive terms of an employment agreement between Mr. Lingenfelter and the Company for his new positions have not been finalized.
     Mr. Lingenfelter was also elected by the board to serve as a director of the Company, placed in Class III of the board’s staggered three-class structure, but with his initial term to expire at the 2006 Annual Meeting of Stockholders, in accordance with the Company’s certificate of incorporation, unless his election is approved at the meeting by the stockholders. If his election is so approved, Mr. Lingenfelter’s term as a Class III director would then extend to the 2007 Annual Meeting of Stockholders along with the existing terms of the other Class III directors. Mr. Lingenfelter will also serve as a member of the Executive Committee of the board of directors of the Company.
     A copy of the Company’s November 3, 2005 press release announcing the appointment and election of Mr. Lingenfelter and resignation of Mr. Shearer, who continues to serve his current term as a Class III director, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
     99.1 Press Release dated November 3, 2005 issued by Industrial Distribution Group, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 9, 2005

/s/ Jack P. Healey
Jack P. Healey
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1
Press Release of Industrial Distribution Group, Inc., dated November 3, 2005, reporting appointment of Charles A. Lingenfelter as President, CEO and director and resignation of Andrew B. Shearer as President and CEO.